                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           AFFYMETRIX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                AFFYMETRIX, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  JUNE 9, 1999
                            ------------------------

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of Affymetrix, Inc., a Delaware corporation ("Affymetrix" or the "Company"), will be held on Wednesday, June 9, 1999 at 4:00 p.m. local time, at 3380 Central Expressway, Santa Clara, California, for the following purposes:

    1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

    3. To change the number of authorized shares of Common Stock and Preferred Stock of the Company.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    These items of business are more fully described in the Proxy Statement accompanying this notice.

    Only stockholders of record at the close of business on April 13, 1999 are entitled to notice of and to vote at the meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                                        By Order of the Board of Directors,
                                        Vernon A. Norviel
                                        Secretary

Santa Clara, California
May 5, 1999

                                AFFYMETRIX, INC.
                            3380 CENTRAL EXPRESSWAY
                             SANTA CLARA, CA 95051

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. ("Affymetrix" or the "Company") for use at the annual meeting of stockholders to be held on Wednesday, June 9, 1999 at 4:00 p.m., local time, or at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at 3380 Central Expressway, Santa Clara, California 95051. The Company's telephone number is (408) 731-5000.

    These proxy solicitation materials were mailed on or about May 5, 1999, together with the Company's 1998 Annual Report to Stockholders, to all stockholders of record on April 13, 1999.

RECORD DATE


    Stockholders of record at the close of business on April 13, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, there were approximately 24,160,565 shares of Common Stock and 1,634,522 shares of Series AA Preferred Stock (the "Series AA Stock") outstanding.


REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Holders of Common Stock and holders of Series AA Stock are entitled to vote at the meeting. Each share of Common Stock and Series AA Stock entitles the holder to one vote on each matter to come before the meeting. The Company's Certificate of Incorporation does not provide for cumulative voting.

    In connection with the issuance of the Series AA Stock, the Company and Glaxo Wellcome Americas Inc. ("GWA") entered into a voting trust agreement (the "Voting Trust Agreement"), pursuant to which the Series AA Stock is required to be voted proportionately in accordance with the votes cast by all holders of the Company's Common Stock for and against on certain matters.

    The cost of soliciting proxies will be borne by the Company. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the annual meeting is a majority of the combined number of shares of Common Stock and Preferred Stock outstanding on the Record Date. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the annual meeting. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted as shares voting. Thus broker non-votes can have the effect of preventing approval of proposals where the affirmative vote of the majority of outstanding shares is required.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company which are intended to be presented by such stockholders at next year's annual meeting must be received by the Company no later than December 28, 1999 in order that they may be included in the proxy statement and form of proxy relating to the 2000 annual meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES


    The Bylaws of the Company provide for a Board of Directors (the "Board") consisting of not fewer than six nor more than eleven directors. The size of the Board is currently set at nine and eight of the directors are to be elected at the meeting. Glaxo Wellcome plc ("Glaxo Wellcome") has the right to designate a director to fill the vacant seat on the Board of Directors which resulted from the resignation of Mr. Douglas Hurt. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's eight nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. The Company is not presently aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.


    The names of the nominees, and certain information about them as of the Record Date, are set forth below.

NAME                                    AGE                        PRINCIPAL OCCUPATION                    DIRECTOR SINCE
----------------------------------      ---      --------------------------------------------------------  ---------------
John D. Diekman, Ph.D.............          56   Chairman of the Board; Partner of Bay City Capital LLC            1992

Stephen P.A. Fodor, Ph.D..........          45   President and Chief Executive Officer                             1993

Paul Berg, Ph.D...................          72   Professor of Biochemistry, Stanford University                    1993

Vernon R. Loucks, Jr..............          64   Chairman and Chief Executive Officer, Baxter                      1993
                                                   International, Inc.

Barry C. Ross, Ph.D...............          50   Director, Group Research Strategy and Alliances, Glaxo            1995
                                                   Wellcome Research and Development Limited

David B. Singer...................          36   President and Chief Executive Officer, GeneSoft, Inc.             1993

Lubert Stryer, M.D................          61   Professor of Neurobiology, Stanford University                    1996

John A. Young.....................          66   President and Chief Executive Officer (retired),                  1993
                                                   Hewlett-Packard Co.

    JOHN D. DIEKMAN, PH.D., has served as a Director of the Company and Chairman since the Company's inception. Dr. Diekman served as Chief Executive Officer of the Company from July 1995 to March 1997.

Prior to such time, Dr. Diekman served as President and Chief Operating Officer of Affymax N.V. ("Affymax") from July 1991 to March 1995 and as Chairman of the Affymax Board of Directors from July 1994 to July 1995. Dr. Diekman has served as a partner of Bay City Capital LLC, a life sciences merchant bank, since March 1997. Dr. Diekman also currently serves as a director of Quidel Corp. and LJL Biosystems, Inc.

    STEPHEN P.A. FODOR, PH.D., is the President and Chief Executive Officer of the Company and has been a Director of the Company since February 1993. At various times between February 1993 and March 1997, Dr. Fodor served as President, Chief Operating Officer and Chief Technology Officer of the Company. Dr. Fodor previously was Vice President and Director of Physical Sciences at the Affymax Research Institute from November 1992 to February 1993. Dr. Fodor also currently serves as a director of EOS Biotechnology, Inc.

    PAUL BERG, PH.D., has been a Director of the Company since August 1993. Dr. Berg is Cahill Professor in Cancer Research, Professor of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980, the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London and the French Academy of Sciences. Dr. Berg also serves as a member of the Company's Scientific Advisory Board. Dr. Berg also serves as a director of Transgene S.A., Gilead Sciences, Inc. and on the Policy Board of DNAX (a subsidiary of Schering-Plough Corp.).

    VERNON R. LOUCKS, JR., has been a Director of the Company since August 1993. Mr. Loucks is Chairman of the Board of Baxter International Inc. He held the titles of Chairman and Chief Executive Officer from May of 1980 through December of 1998. Mr. Loucks also serves as a director of Anheuser-Busch Companies, Inc., The Dun and Bradstreet Corp., Emerson Electric Co. and The Quaker Oats Company.

    BARRY C. ROSS, PH.D., a Director of the Company since March 1995, has served as Director of Group Research Strategy and Alliances at Glaxo Wellcome Research and Development Ltd. since 1995. Dr. Ross joined Glaxo in 1984 and served as Director, Medicinal Chemistry from 1989 to 1993 and Director of Research and Development from 1993 to 1995. Dr. Ross was designated by Glaxo Wellcome as its nominee to serve on the Board of Directors.

    DAVID B. SINGER, has been a Director of the Company since February 1993 served as Vice Chairman of the Company's Board of Directors from July 1995 to April 1996. He has been President and Chief Executive Officer of GeneSoft, Inc. since September 1998. From May 1996 to July 1998, he served as Senior Vice President and Chief Financial Officer of Heartport, Inc. Mr. Singer was President and Chief Executive Officer of the Company from February 1993 to June 1995.

    LUBERT STRYER, M.D., has served as a Director of the Company since September 1996. Dr. Stryer is Winzer Professor in the School of Medicine, and a Professor of Neurobiology at Stanford University since 1976. Dr. Stryer received the American Chemical Society Award in Biological Chemistry (Eli Lilly Award). He is a member of the National Academy of Sciences and received an honorary Doctor of Science from the University of Chicago. Dr. Stryer also serves as Chairman of the Company's Scientific Advisory Board. Dr. Stryer also serves as a director of Aurora Biosciences Corporation.

    JOHN A. YOUNG, has served as a Director of the Company since August 1993. Mr. Young retired as President and Chief Executive Officer of Hewlett-Packard Co. in October 1992. Mr. Young also serves as a director of Wells Fargo & Company, Chevron Corp., SmithKline Beecham Corp., Novell, Inc., International Integration, Inc., and Lucent Technologies, and is a member of the Business Council and the National Academy of Engineering.

    There are no family relationships among directors or executive officers of the Company.

REQUIRED VOTE

    The nominees receiving the highest number of affirmative votes of the shares of Common Stock and Series AA Stock voting together as a single class in person or by proxy and entitled to be voted for them will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION
                                OF THE NOMINEES.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of nine meetings during the fiscal year ended December 31, 1998. Each director other than Mr. Loucks and Mr. Young attended at least seventy-five percent of the meetings of the Board of Directors and each committee on which the director served during 1998.

    The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

    The Audit Committee of the Board of Directors, which consisted of Mr. Douglas Hurt, Mr. David Singer and Mr. John Young, held three meetings during 1998. The Audit Committee oversees the actions taken by the Company's independent auditors and reviews the Company's internal financial and accounting controls and policies.

    The Compensation Committee of the Board of Directors, which consisted of Dr. Paul Berg and Mr. John Young, held five meetings during 1998. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and administers various incentive compensation and benefit plans.

    The Nominating Committee, which consisted of Dr. Stephen Fodor, Dr. John Diekman, Mr. Vernon Loucks and Mr. John Young, held one meeting in 1998. The nominating committee is responsible for nominating Directors for election.

COMPENSATION OF DIRECTORS

    Each non-employee director receives a fee of $2,500 per Board meeting attended as well as reimbursement of expenses incurred in attending Board meetings. In addition, the Company's 1996 Nonemployee Directors Stock Option Plan (the "Directors Plan") provides for a grant of 33,333 shares of Common Stock if a person who is neither an officer nor an employee of the Company and who has not previously been a member of the Board is elected or appointed director. Each such option vests at the rate of one-fifth of the number of shares covered by the option on each anniversary of the grant date so long as the director is serving on the Board. In addition, the Directors Plan calls for the grant on the date of the first board meeting after each annual meeting of the stockholders of the Company held after January 1, 2001 of an option to purchase 6,667 shares of the Company's Common Stock to be vested in full one year after the date of grant for the following nonemployee directors:

    - nonemployee directors elected prior to March 1996 who continue to serve on the Board; and

    - nonemployee directors elected after March 1996 who continue to serve on the Board; provided such stock option will not be granted until fifty-four
      (54) months after the initial option grant to such nonemployee director.

    The exercise price of all options granted pursuant to the Directors Plan is the fair market value of the Company's Common Stock at the time of grant.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock and Series AA Stock voting together as a single class in person or by proxy on this proposal at the annual meeting is required to approve the appointment of the independent auditors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                        PROPOSAL NO. 3 AMENDMENT TO THE
                     COMPANY'S CERTIFICATE OF INCORPORATION

    The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to (a) increase the number of authorized shares of Common Stock of the Company from fifty million (50,000,000) shares to seventy-five million (75,000,000) shares and (b) decrease the number of authorized shares of Preferred stock of the Company from twenty-seven million five hundred thousand (27,500,000) shares to five million (5,000,000) shares. Accordingly, the Board of Directors has unanimously approved the proposed Restated Certificate of Incorporation of the Company, in the form attached hereto as APPENDIX A (the "Restated Certificate"), and hereby solicits the approval of the Company's stockholders of the Restated Certificate. If the stockholders approve the Restated Certificate, the Board of Directors currently intends to file the Restated Certificate with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the Restated Certificate is not approved by the stockholders, the existing Certificate of Incorporation will continue in effect.

    The objective of the increase in the authorized number of shares of Common Stock is to ensure that the Company has sufficient shares available for future issuances of Common Stock or securities convertible into Common Stock. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. The additional shares of authorized Common Stock may also be used to acquire or invest in complementary businesses or products. Although the Company has no current plans or proposals to issue additional shares of Common Stock (except pursuant to employee stock incentive plans), the Company may continue to evaluate potential acquisitions of or investments with third parties. In the event that the Board of Directors does undertake a plan, or otherwise enter into an agreement, understanding or arrangement, to issue additional shares of Common Stock or securities convertible into shares of the Common Stock, the Board of Directors intends to issue such shares of its capital stock only upon terms and conditions that the Board of Directors deems advisable and in the best interests of the Company and its stockholders. The increase in the number of authorized shares of Common Stock will increase the franchise taxes payable to the State of Delaware, but this increase will be offset in part by a decrease in the number of shares of authorized Preferred Stock as proposed herein.

    The objectives of the decrease in the authorized number of shares of Preferred Stock are to minimize the amount of franchise taxes that the Company is obligated to pay in the State of Delaware.

SUMMARY OF AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The Company's authorized capital stock currently consists of fifty million (50,000,000) shares of Common Stock and twenty-seven million five hundred thousand (27,500,000) shares of Preferred Stock. The Company's Common Stock is not subject to any preemptive rights. The Company's Certificate of Incorporation provides that the Company's Preferred Stock may be divided into any number of series, and that the Company's Board of Directors may fix the number of, and determine the rights, preferences, privileges and restrictions granted to or imposed upon, any such series. As of March 24, 1999, there were twenty-four million one hundred fifty-six thousand three hundred eight (24,156,308) shares of the Company's Common Stock and one million six hundred thirty-four thousand five hundred twenty-two (1,634,522) shares of the Company's Preferred Stock issued and outstanding. If the proposed Restated Certificate of Incorporation is adopted by the Company's stockholders at the Annual Meeting, the Company will have available for issuance forty-six million four hundred forty-one thousand one hundred ninety-three (46,441,193) shares of Common Stock, assuming full conversion of all outstanding convertible securities or options to purchase such securities, and three million three hundred sixty-five thousand four hundred seventy-eight (3,365,478) shares of Preferred Stock.

EFFECTS OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

    If the stockholders approve the proposed Restated Certificate, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their appropriate ownership thereof. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

    The proposed Restated Certificate's increase in the authorized number of shares of the Company's Common Stock could also have certain anti-takeover effects. For example, although the Company has no present intention to do so, shares of the Company's Common Stock and/or securities convertible into the Company's Common Stock could be issued in a private placement or public offering, or rights to purchase shares of the Company's Common Stock and/or securities convertible into the Company's Common Stock could be issued, to create voting impediments to or otherwise frustrate third party attempts to effect a takeover or otherwise gain control of the Company through a public tender offer, proxy contest or other means. In addition, the proposed Restated Certificate could discourage an attempt by a third party to acquire control of the Company through a public tender offer, proxy contest or other means and, therefore, could deprive the Company's stockholders of benefits that could result from such an attempt to takeover, or otherwise gain control of, the Company. Such benefits could include, among other things, the realization of a premium over the market price of their shares of the Company's capital stock in a tender offer, or even the temporary increase in the market price for such shares that such an attempt could cause. The Board of Directors, however, is not aware of any present efforts or attempt to takeover, or otherwise gain control of, the Company through a public tender offer, proxy contest or any other means.

    Despite the potential anti-takeover effects of the proposed Restated Certificate described above, the Board of Directors believes that the increased financial flexibility and other benefits offered by the proposed amendment far outweigh any of the disadvantageous anti-takeover effects of such amendment. To the extent that the proposed amendment may have certain anti-takeover effects, the Board of Directors believes that the proposed amendment and the anti-takeover effects thereof may encourage third parties seeking to acquire or otherwise gain control over the Company to negotiate directly with the Board of Directors. In this regard, the Board of Directors further believes that such negotiations will enable the Board of Directors to consider a takeover transaction proposed by a third party in a non-disruptive atmosphere and to effectively discharge its fiduciary obligation to consider and act upon any proposed takeover transaction in a manner that best serves the interests of the Company's stockholders by maximizing stockholder value.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of Common Stock and Series AA stock voting together as a single class in person or by proxy and entitled to be voted on this proposal at the annual meeting is required to approve this amendment to the Company's Certificate of Incorporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of March 24, 1999 by: (a) each person known to the Company who beneficially owns five percent or more of the outstanding shares of its Common Stock; (b) each director; (c) each of the officers named in the Summary Compensation Table below; and (d) all directors and executive officers as a group:


                                                                           SHARES
                                                                        BENEFICIALLY        PERCENTAGE OF SHARES
BENEFICIAL OWNER                                                          OWNED(1)        BENEFICIALLY OWNED(1)(2)
--------------------------------------------------------------------  -----------------  ---------------------------
Glaxo Wellcome plc(3)...............................................       7,705,067                   31.9%
Greenford Road
Greenford, Middlesex, UBG OHE, UK
Paul A. Berg, Ph.D.(4)..............................................          68,447                      *
John D. Diekman, Ph.D.(5)...........................................         195,667                      *
Stephen P.A. Fodor, Ph.D.(6)........................................         272,220                    1.1%
Vernon R. Loucks, Jr.(7)............................................          74,998                      *
Vernon A. Norviel(8)................................................          56,240                      *
Kenneth J. Nussbacher(9)............................................          68,887                      *
Richard P. Rava, Ph.D.(10)..........................................          28,222                      *
Barry C. Ross, Ph.D.(11)............................................       7,745,065                   32.1%
Sue E. Siegel(12)...................................................          50,000                      *
David B. Singer(13).................................................         129,640                      *
Lubert Stryer, M.D.(14).............................................         114,584                      *
John A. Young(15)...................................................          61,332                      *
All directors and executive officers as a group (15 persons)(16)....       8,929,086                   37.0%


------------------------

  * Represents beneficial ownership of less than one percent of the Common
    Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of Shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 24, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Percentage of beneficial ownership is based on 24,156,308 shares of Common Stock outstanding as of March 24, 1999. This total includes 1,000,000 shares of Common Stock issued pursuant to a private placement of the Company's Common Stock on March 15, 1999, but does not include 1,634,522 shares of Series AA Preferred Stock issued on April 14, 1998.


 (3) Glaxo Wellcome's shares are held through its subsidiary, Affymax N.V. and Affymax Technologies N.V., and include 203,881 shares issuable upon exercise of outstanding warrants at $8.25 per share. This total does not include the 1,634,522 shares of Series AA Stock issued to GWA, a wholly owned subsidiary of Glaxo Wellcome, on April 14, 1998, which, on an as converted basis, increases Glaxo Wellcome's beneficial ownership to 35.3%.


 (4) Includes 18,333 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

 (5) Includes 84,999 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

 (6) Includes 188,887 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

 (7) Includes 19,999 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

 (8) Includes 56,240 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

 (9) Includes 43,887 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

(10) Includes 16,222 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

(11) Includes 7,705,067 shares of Common Stock beneficially owned by Glaxo Wellcome, of which Dr. Ross disclaims beneficial ownership, and 39,998 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999 granted to Dr. Ross in consideration of serving on the Board. This total does not include the 1,634,522 shares of Series AA Stock issued to GWA, a wholly owned subsidiary of Glaxo Wellcome, on April 14, 1998, of which Dr. Ross disclaims beneficial ownership.

(12) Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

(13) Includes 19,999 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

(14) Includes 10,001 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

(15) Includes 19,999 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999.

(16) Includes 624,564 shares issuable upon exercise of options exercisable within 60 days of March 24, 1999. Also includes 7,705,067 shares owned by Glaxo Wellcome, of which Dr. Ross disclaims beneficial ownership. This total does not include the 1,634,522 shares of Series AA Stock issued to GWA on April 14, 1998, of which Dr. Ross disclaims beneficial ownership. The inclusion of such shares, on an as converted basis, would increase the beneficial ownership of all directors and executive officers as a group to 40.1%.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge (based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required), during the year ended December 31, 1998, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

                                   MANAGEMENT

    The executive officers of the Company, and their ages and position as of the Record Date, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Stephen P.A. Fodor...................................          45   President and Chief Executive Officer
Karen H. Haynes......................................          38   Vice President, Human Resources and Administration
Edward M. Hurwitz....................................          35   Vice President and Chief Financial Officer
Vernon A. Norviel....................................          40   Senior Vice President and General Counsel, Corporate
                                                                    Secretary
Kenneth J. Nussbacher................................          46   Executive Vice President
Richard P. Rava......................................          41   Senior Vice President, Chief Technology Officer
Sue E. Siegel........................................          38   Senior Vice President, Marketing and Sales
Ron D. Verdoorn......................................          48   Executive Vice President, Global Manufacturing

    STEPHEN P.A. FODOR, PH.D.  See "Election of Directors."

    KAREN H. HAYNES was appointed Vice President, Human Resources and Administration in March 1997. From 1993 to 1997, Ms. Haynes held various human resources management positions at Affymax and Affymetrix, most recently as Director of Human Resources for Affymetrix from 1995 to 1997. Prior to 1993, Ms. Haynes held human resources positions at Lattice Semiconductor and Measurex Corporation.

    EDWARD M. HURWITZ, J.D., joined Affymetrix in May 1997 as Vice President and Chief Financial Officer. From April 1994 to March 1997 Mr. Hurwitz served as Senior Biotechnology Analyst at Robertson Stephens & Company. From 1992 to 1994, Mr. Hurwitz held the position of Senior Biotechnology Analyst at Smith Barney Shearson.

    VERNON A. NORVIEL, J.D., was appointed Vice President and General Counsel of the Company in February 1996 and Senior Vice President, General Counsel and Corporate Secretary in December 1997. From 1987 to 1996, Mr. Norviel was an associate and then a partner with Townsend and Townsend and Crew LLP. In 1995 and for a portion of 1996 (prior to becoming a full-time employee of the Company), Mr. Norviel worked part-time for the Company.

    KENNETH J. NUSSBACHER, J.D., has been Executive Vice President since joining the Company in September 1995. From September 1995 to May 1997, Mr. Nussbacher also served as Chief Financial Officer. From 1989 to 1995, Mr. Nussbacher held various management positions at Affymax, most recently as Executive Vice President for Business and Legal Affairs and Managing Director of Affymax Technologies N.V.

    RICHARD P. RAVA, PH.D., was appointed as Senior Vice President, Operations and Technology in September 1996 and Senior Vice President and Chief Technology Officer in January 1999. From September 1994 to September 1996, Dr. Rava was Vice President of Research and Engineering. Dr. Rava joined the Company in February 1993 as Director of Biomedical Engineering. From 1992 to 1993, Dr. Rava was a Senior Scientist at Affymax Research Institute.

    SUE E. SIEGEL, joined Affymetrix in April 1998 as Senior Vice President, Marketing and Sales. Prior to joining Affymetrix, Ms. Siegel was part of the Amersham Pharmacia Biotech organization where she served most recently as President for the Hoefer Pharmacia Biotech business unit. She served previously in various capacities during her nine year tenure with Amersham Pharmacia Biotech including Vice President, Business Development and Licensing, Director of Marketing for North America, Director of Sales and Marketing for the Molecular Science Business Unit and was instrumental in building the sales organization in North America.

    RONALD D. VERDOORN, joined Affymetrix in January 1999 as Executive Vice President, Global Manufacturing. Prior to joining Affymetrix, Mr. Verdoorn most recently held the position of Executive Vice President and Chief Operating Officer at Seagate Technology. During his 15-year tenure at Seagate, he served in various capacities including Senior Vice President, Worldwide Manufacturing Operations; Vice President and General Manager, Thailand Operations; Vice President, Far East Manufacturing, Singapore; and Vice President Manufacturing.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer ("CEO") and each of the four other most highly compensated executive officers during 1998 (collectively, the "Named Executive Officers") for services in all capacities as officers to the Company during fiscal years 1996, 1997 and 1998.


                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                ANNUAL           -------------------
                                                                            COMPENSATION($)          SECURITIES
                                                                        -----------------------      UNDERLYING
NAME AND PRINCIPAL POSITION                                    YEAR      SALARY       BONUS          OPTIONS(#)
-----------------------------------------------------------  ---------  ---------  ------------  -------------------
Stephen P.A. Fodor.........................................       1998    331,709            --              --
  President and Chief                                             1997    292,323            --         100,000
  Executive Officer                                               1996    240,824            --              --

Vernon A. Norviel(1).......................................       1998    247,766            --              --
  Senior Vice President,                                          1997    200,045            --          25,000
  and General Counsel,                                            1996    122,775            --          86,667
    Corporate Secretary

Kenneth J. Nussbacher......................................       1998    251,464            --              --
  Executive Vice President                                        1997    220,583            --          50,000
                                                                  1996    193,555            --              --

Richard P. Rava............................................       1998    240,430            --              --
  Senior Vice President,                                          1997    200,045            --          50,000
  Chief Technology Officer                                        1996    165,061            --              --

Sue E. Siegel..............................................       1998    164,725     210,000(2)        225,000
  Senior Vice President,
    Marketing and Sales


------------------------

(1) Mr. Norviel was appointed Vice President and General Counsel in February 1996 and Senior Vice President, General Counsel and Secretary in December 1997. In 1996, Mr. Norviel devoted 80% of his time to the Company and 20% of his time as a partner with Townsend and Townsend and Crew LLP. Compensation for 1996 was for a partial year.

(2) Ms. Siegel joined the Company in April 1998, and received this amount as a signing bonus.

    The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of December 31, 1998, the last day of the Company's 1998 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS(1)                                  VALUE AT ANNUAL RATES
                                         --------------------------------                                OF STOCK PRICE
                                                      % OF TOTAL OPTIONS                                APPRECIATION FOR
                                                          GRANTED TO       EXERCISE OR                   OPTION TERM(2)
                                           OPTIONS       EMPLOYEES IN      BASE PRICE   EXPIRATION   ----------------------
NAME                                     GRANTED (#)      FISCAL YEAR       ($/SHARE)      DATE        5% ($)     10% ($)
---------------------------------------  -----------  -------------------  -----------  -----------  ----------  ----------
Stephen P.A. Fodor.....................          --               --               --           --           --          --
Vernon A. Norviel......................          --               --               --           --           --          --
Kenneth J. Nussbacher..................          --               --               --           --           --          --
Richard P. Rava........................          --               --               --           --           --          --
Sue E. Siegel(3).......................     125,000            14.27%         31.0625     04/20/08    2,441,880   6,188,203
Sue E. Siegel(4).......................     100,000            11.42%         21.2813     10/15/08    1,338,361   3,391,678

------------------------

(1) Each of these options was granted pursuant to the Company's Amended and Restated 1993 Stock Plan and is subject to the terms of such plan.

(2) In accordance with the rules of the SEC, shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future increase in the price of its Common Stock.

(3) Stock options granted upon Ms. Siegel's date of hire. Options to vest equally in six month intervals over two and one-half years.

(4) Stock options granted on October 15, 1998. Options to vest annually equally over five years.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                             SHARES                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                            ACQUIRED      VALUE        UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                           ON EXERCISE   REALIZED   OPTIONS AT DECEMBER 31, 1998          DECEMBER 31, 1998
NAME                                           (#)        ($)(1)    EXERCISABLE/UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE($)(2)
-----------------------------------------  -----------   --------   ----------------------------   --------------------------------
Stephen P.A. Fodor.......................        --            --         179,999/186,668                4,198,477/2,021,531
Vernon A. Norviel........................     3,125        74,531           38,573/81,003                    695,653/998,970
Kenneth J. Nussbacher....................    10,000       280,125           34,999/96,668                  816,352/1,088,531
Richard P. Rava..........................     6,667       169,259            6,668/78,668                    156,781/669,931
Sue E. Siegel............................        --            --          25,000/200,000                          0/271,870

------------------------

(1) Based on the value of the Company's Common Stock on the date of exercise minus the exercise price of the options multiplied by the number of shares underlying the option.

(2) Assuming a stock price of $24.00 per share, which was the average of the high and the low trading price of a share of Common Stock reported on the Nasdaq National Market on December 31, 1998.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee (the "Committee") of the Board of Directors is generally responsible for the design, structure and administration of the executive officer compensation program, including reviewing compensation and stock option grants for the Company's executive team. Executive compensation is initially recommended by the President and Chief Executive Officer (other than for himself). The basis for such recommendations includes performance reviews and competitive base salary data. The compensation and performance of the President and Chief Executive Officer are separately evaluated. In determining compensation policies, the Committee has access to compensation and benefits surveys for regional biotechnology companies that compete with the Company. The Committee consists of two non-employee directors.

COMPENSATION POLICIES

    The Committee, together with the Company's Board of Directors, has developed an executive compensation program, which (i) relates each executive's level of compensation to Affymetrix's success in achieving its annual and long-term performance goals, (ii) rewards individual achievement, and (iii) seeks to attract and retain qualified executives. Affymetrix positions its executive compensation with the compensation of similar management positions in peer companies consisting primarily of regional biotechnology and other high technology companies. The level of compensation paid to executive officers of the Company also takes into account the Company's technological achievements during the year, new product offerings to customers, the Company's success in entering into significant technology agreements with collaborators, as well as an evaluation of the individual performance and contribution of each executive to the Company's overall performance for the year. The Committee does not use either the profitability of the Company or the market value of its stock in setting executive officer base compensation.

    Compensation for senior management consists of (i) cash compensation, which is based on such factors as the individual officer's level of responsibility for meeting the Company's strategic, technological, and financial objectives, and
(ii) stock options which are intended to align the interests of executives with the interests of the stockholders. Guidelines for executive stock option grants are developed through analysis of long-term incentive awards based on each individual executive's position, responsibilities, performance and contribution to the achievement of the Company's long-term goals using competitive stock option data from regional biotechnology companies.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    In determining Dr. Fodor's 1998 compensation, the Compensation Committee considered the policies describes above as well as Dr. Fodor's overall compensation package relative to that of other chief executives in the Company's industry. Other considerations included the effectiveness of Dr. Fodor's leadership of the Company and the resulting success of the Company in attainment of specific milestones. These milestones included offering new products to the marketplace, significantly increasing the worldwide installed base of GeneChip systems, expanding the sales and technical support infrastructure and investing in new research initiatives for the long term. The Compensation Committee believes compensation for the Company's Chief Executive Officer is within the range of compensation paid to chief executive officers with comparable qualifications, experience and responsibilities in the same or similar businesses of comparable size.

COMPENSATION PAYABLE TO EXECUTIVE OFFICERS

    The 1998 compensation of other Affymetrix executive officers also took into account the above policies, including the individual contribution of each executive to the Company's performance during the year. With respect to cash compensation payable to its executive officers for 1998, the Committee benchmarks its base salary structure to salary survey data at the 50th percentile using data from regional biotech salary surveys. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses of comparable size. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

SECTION 162(m) COMPLIANCE

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the Company to a deduction for federal income tax purposes of no more than $1,000,000 of compensation paid to the Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code.

    The Compensation Committee has determined that stock options granted under the Company's 1993 Stock Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should be treated as "performance-based compensation." At the 1997 Annual Meeting of Stockholders, the stockholders approved an amendment to the 1993 Stock Plan which allows compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

                                          Dr. Paul Berg
                                          Mr. John Young

                              CERTAIN TRANSACTIONS

    On April 14, 1998, the Company sold 1,634,522 shares of Series AA Stock for $30.59 per share to GWA in a private placement. The Series AA Stock is convertible into Common Stock at approximately $40 per share. Until such time as the Series AA Stock is converted into Common Stock, Affymetrix is required to pay cumulative dividends at the annual rate of 6.5% cumulative dividend on such shares. The Series AA Stock and the Common Stock underlying the Series AA Stock have not been registered under the Securities Act of 1933.

    In connection with the issuance of the Series AA Stock, the Company and Glaxo Wellcome agreed to amend the Governance Agreement, which was originally entered into as of July 1995. Pursuant to the Governance Agreement, Glaxo Wellcome currently has the right to designate three of the nine directors of the Company. Glaxo Wellcome also agreed that any merger, consolidation or business combination whereby the Company would become a direct or indirect wholly-owned subsidiary of Glaxo Wellcome and any material transaction between the Company and Glaxo Wellcome must be approved by a majority of the independent directors of the Company. In addition, pursuant to the Governance Agreement, the Company granted Glaxo Wellcome certain registration rights with respect to its shares. In addition, the Company and Glaxo Wellcome amended the Governance Agreement, effective upon September 29, 1998, to (a) give Glaxo Wellcome the right to call a special meeting of the stockholders, so long as Glaxo Wellcome continues to hold at least ten percent (10%) of the outstanding capital stock of the Company, and (b) clarify the number of directors Glaxo Wellcome has the right to designate in the event of a change in the size of the Board.

    In connection with the issuance and sale of Series AA Stock, the Company and GWA also entered into the Voting Trust Agreement. Pursuant to this agreement, with respect to any consolidation, reorganization or merger of the Company or any other transaction requiring a majority vote of each outstanding class of capital stock voting as separate class, the Series AA Stock is required to be voted proportionately in accordance with the votes cast by all holders of the Company's Common Stock for and against such transaction, except where such transaction would have an adverse effect on the Series AA Stock.

    In February 1999, the Company made a $200,000 secured loan to Karen Haynes to assist her in purchasing a house. The loan bears an interest rate of 4.67% and is due on the first to occur of February 26, 2000, the opening of the Company's stock trading window for sale of stock by an executive officer, or termination of Ms. Haynes employment.

    In April 1997, the Company made a $500,000 secured loan to Dr. Fodor to assist him in purchasing a house. The loan bears an interest rate of 6.49% and is due on the first to occur of April 11, 2002, the sale of Dr. Fodor's house, or termination of Dr. Fodor's employment.

    In April 1997, the Company made a $100,000 secured loan to Dr. Goldberg to assist him in purchasing a house. The loan bears an interest rate of 6.49% and is due on the first to occur of April 27, 2002, the sale of Dr. Goldberg's house, or termination of Dr. Goldberg's employment.

    The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such persons to the fullest extent permitted by Delaware law.

    In 1998, the Company adopted a change in control policy which provides for the treatment of the outstanding options to purchase shares of the Company's capital stock ("Options"). Pursuant to the policy, in the event of (i) a merger of the Company resulting in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, (ii) a sale of all or substantially all of the Company's assets, or (iii) the complete liquidation of the Company (each an "Acquisition Event"), then the Company shall take any one or more of the following actions with respect to the Options:

    - Provide that the Options shall be assumed by the acquiring or succeeding corporation;

    - Except in the case of an Acquisition Event which is accounted for as a "pooling of interests" transaction, provide that all such Options become fully exercisable prior to the Acquisition Event;

    - In the event that, upon the consummation of the Acquisition Event, the stockholders of the Company shall receive a cash payment for any shares of capital stock then held by such stockholders, provide that all Options be terminated as of the Acquisition Event and that all holders of Options receive a cash payment for each such Option; and/or

    - Provide that any other outstanding stock-based awards become (i) except in the case of a "pooling of interests" transaction, exercisable or realizable as of the Acquisition Event, or (ii) assumed or substituted by the acquiring or succeeding corporation.

    The policy further provides that it is subject to amendment by the Board of Directors any time prior to a change of control.


    In April 1998, the Company entered into a series of agreements with EOS Biotechnology, Inc. ("EOS") pursuant to which the Company received $6,000,000 of Series C Preferred Stock of EOS in exchange for probe array chips, collaborative work and rights to certain of the Company's technology. In connection with these agreements, the Company received the right to designate one nominee to EOS' Board of Directors. Currently, such director is Dr. Fodor, the Company's President and Chief Executive Officer. The Company also received certain registration and information rights from EOS. In January 1999, the Company entered into an Internal License Agreement with EOS pursuant to which the Company licensed certain of its intellectual property to EOS.

                           STOCK PERFORMANCE GRAPH(1)

STOCKHOLDER RETURN COMPARISON

    The graph below compares the cumulative total return* on the Company's Common Stock for period commencing June 6, 1996 (the date on which the Company's Common Stock was first publicly traded) and ending December 31, 1998 compared to the CRSP Total Return Index for the Nasdaq National Market (U.S. companies) and the CRSP Total Return Index for the NASDAQ Pharmaceutical Stocks (SIC 283). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE STOCKHOLDER RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AFFYMETRIX, INC.        NASDAQ STOCK MARKET-US          NASDAQ PHARMACEUTICAL
06/06/96               $100.000                        $100.000                       $100.000
06/28/96               $101.700                         $96.308                        $89.824
12/31/96               $134.600                        $104.619                        $89.143
06/30/97               $231.700                        $117.081                        $91.397
12/31/97               $207.500                        $128.178                        $92.044
06/30/98               $160.420                        $154.172                        $93.777
12/31/98               $162.500                        $180.619                       $117.665

------------------------

(1) The Compensation Committee Report, the Stock Performance Graph and related disclosure are not soliciting material, are not deemed to be filed with the SEC, and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

* Assumes $100 invested on June 6, 1996 in the Company's Common Stock and in each index listed above. The total return for the Company's Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on the Company's Common Stock.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Vernon A. Norviel
                                          Secretary

Dated: May 5, 1999

                                                                      APPENDIX A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                  OF AFFYMETRIX, INC., A DELAWARE CORPORATION
                     (PURSUANT TO SECTIONS 228, 242 AND 245
                    OF THE DELAWARE GENERAL CORPORATION LAW)

    Affymetrix, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") originally incorporated on September 29, 1998.

    DOES HEREBY CERTIFY:

    FIRST: The name of the corporation is Affymetrix, Inc. (the "Corporation").

    SECOND: The address of the Corporation's registered office in the State of Delaware is 9 E. Lockerman Street, City of Dover, County of Kent. The name of the Corporation's registered agent at such address is National Corporate Research.

    THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

    FOURTH: I. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.01 per share ("Common Stock"), and Preferred Stock, par value $0.01 per share ("Preferred Stock"). The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty million (80,000,000), consisting of seventy-five (75,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock.

    II. The board of directors is authorized from time to time, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of shares thereof, to establish from time to time the number of shares to be included in each such series, to determine and fix such voting powers, full or limited or no voting powers, and to fix the designation, preferences, and relative, participating, optional or other special rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any resolution or resolutions providing for the issue of such stock adopted by the board of directors of the Corporation.

    FIFTH: There shall be a series of Preferred Stock designated as "Series AA Preferred Stock" and the number of shares constituting such series shall be one million six hundred thirty four thousand five hundred twenty two (1,634,522) shares (the "Series AA Preferred Stock"). The rights, preferences, privileges, and restrictions granted to and imposed on the Series AA Preferred Stock are asset forth below:

    1.  DIVIDEND PROVISIONS.

        (a) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series AA Preferred Stock shall be entitled to receive dividends payable in cash, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate per share per annum of $1.99 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock) payable in two equal installments on June 30 and December 31 of each year so long as such share of Series AA Preferred Stock is then outstanding. Such dividends shall accrue on each share from the Purchase Date (as defined below), and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Cumulative dividends with respect to a share of Series AA Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock or redemption of such share, be paid to the extent assets are legally available therefor pursuant to the provisions of
    Section 2 and Section 3, respectively, and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares. The holders of the outstanding Series AA Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series AA Preferred Stock then outstanding.

        (b) Subject to the rights of any shares of Preferred Stock that may from time to time come into existence and in addition to the amounts paid pursuant to subsection 1(a) above, the holders of shares of Series AA Preferred Stock shall be entitled to receive an amount equal to any dividend paid (other than dividends paid in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation (as determined on a per annum basis and on as a converted basis for the Series AA Preferred Stock), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

    2.  LIQUIDATION PREFERENCE.

        (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $30.59 for each outstanding share of Series AA Preferred Stock (the "Original Series AA Issue Price") (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock), (ii) accrued but unpaid dividends on such share, and (iii) a per share amount equal to the difference obtained by subtracting (A) the product of ten percent of the annual per share dividend multiplied by a fraction, the numerator of which is the number of days elapsed since the date upon which the first share of Series AA Preferred Stock was first issued (the "Purchase Date") and the denominator of which is 365, from (B) the annual per share dividend. The sum obtained by adding the amounts described in clauses (i), (ii) and (iii) of the preceding sentence is referred to herein as the "Series AA Liquidation Preference". If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock in proportion to the amount of such stock owned by each such holder.

        (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common

    Stock of this Corporation, shall receive an amount per share of Common Stock equal to the quotient obtained by dividing (i) the Series AA Liquidation Preference, by (ii) the number of shares of Common Stock into which one (1) share of Series AA Preferred Stock could then be converted pursuant to
    Section 4 hereof. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder.

        (c) After the distributions described in subsection (a) and (b) above have been paid, subject to the rights of series of Preferred Stock that may from time to time come into existence, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series AA Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series AA Preferred Stock).

        (d) (i) The following events shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2: (A) a consolidation or merger of this Corporation with or into any other corporation or corporations as a result of which the holders of voting stock of this Corporation immediately prior to such transaction do not own, directly or indirectly, more than 50% of the voting power of the surviving corporation or its parent corporation immediately after such transaction, or
    (B) a sale, conveyance or disposition of all or substantially all of the assets of this Corporation.

            (ii) In any of such events, the value of the assets distributed to the stockholders of this Corporation shall be determined as set forth herein. If the assets distributed to the stockholders of this Corporation consist of other than cash or securities, the value of such assets shall be the fair market value thereof, as determined by this Corporation and the holders of at least a majority of the voting power of all the then outstanding shares of Preferred Stock. If the assets distributed to the stockholders of this Corporation consist of securities, such securities shall be valued as follows:

           A. Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

               (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing;

               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three
           (3) trading days prior to the closing; and

               (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

           B. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

    3.  REDEMPTION.

        (a) REDEMPTION AT THE OPTION OF THIS CORPORATION.

            (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time on or prior to March 9, 2001, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series AA Preferred Stock by paying in cash therefor a sum equal to (A) the Original Series AA Issue Price (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock), plus (B) accrued but unpaid dividends on such share (the "Early Redemption Price"); provided that the closing sale price of this Corporation's Common Stock on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then listed) has been at or above $52.00 (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock) for twenty (20) of thirty (30) consecutive trading days prior to the applicable Corporation Redemption Date (as defined below), which thirty
       (30) day period shall have ended not more than ten (10) trading days prior to the date of the Corporation Redemption Notice (as defined below). Any redemption effected pursuant to this subsection 3(a)(i) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock then held by them.

            (ii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time after March 9, 2001, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series AA Preferred Stock by paying in cash therefor a sum equal to the Series AA Liquidation Preference (the "Late Redemption Price"). Any redemption effected pursuant to this subsection 3(a)(ii) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock then held by them.

           (iii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to the date on which this Corporation proposes to redeem any shares of Series AA Preferred Stock (each a "Corporation Redemption Date"), written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series AA Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Corporation Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Corporation Redemption Date, the Early or Late Redemption Price, as applicable, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Corporation Redemption Notice"). Except as provided in subsection 3(a)(iv) or 3(a)(v), on or after each Corporation Redemption Date, each holder of Series AA Preferred Stock to be redeemed on such Corporation Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Early or Late Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any shares of Series AA Preferred Stock that are not redeemed shall remain subject to redemption by this Corporation pursuant to this Section 3(a).

            (iv) Each holder of Series AA Preferred Stock may, at anytime up to two (2) trading days prior to the applicable Corporation Redemption Date, elect to convert all shares of Series AA Preferred Stock designated for redemption in the Corporation Redemption Notice into shares of Common Stock pursuant to Section 4 below.

            (v) From and after each Corporation Redemption Date, unless there shall have been a default in payment of the Early or Late Redemption Price, as applicable, all rights of the holders of shares of Series AA Preferred Stock designated for redemption on such Corporation Redemption Date in the Corporation Redemption Notice as holders of Series AA Preferred Stock (except the right to receive the Early or Late Redemption Price, as applicable, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series AA Preferred Stock on any Corporation Redemption Date are insufficient to redeem the total number of shares of Series AA Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holder(s) of such shares to be redeemed such that an equal percentage of the number of shares held by each holder of Series AA Preferred Stock is redeemed (provided that this Corporation shall have no obligation to issue or redeem any fractional shares). The shares of Series AA Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series AA Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on any Corporation Redemption Date but that it has not redeemed.

        (b) REDEMPTION AT OPTION OF STOCKHOLDERS.

            (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time on or after March 9, 2005, provided that this Corporation shall have received a written request from the holders of not less than a majority of the then outstanding Series AA Preferred Stock that a specified percentage of such holders' shares of Series AA Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to (A) $30.59 per share of Series AA Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus (B) accrued but unpaid dividends on such share (the "Series AA Redemption Price"); provided, however, in no event shall this Corporation be required to redeem more than 817,261 shares of Series AA Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) during any twelve month period. Any request made pursuant to this subsection 3(b)(i) shall be delivered at least one hundred and eighty (180) days prior to the date on which the redemption is requested to occur (a "Stockholder Redemption Date"). Any redemption of Series AA Preferred Stock effected pursuant to this subsection 3(b)(i) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock proposed to be redeemed by such holders.

            (ii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to a Stockholder Redemption Date, written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series AA Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the Stockholder Redemption Date, specifying the number of shares to be redeemed from such holder, the Stockholder Redemption Date, the Series AA Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Stockholder Redemption Notice"). Except as provided in subsection
       (3)(b)(iii), on or after the Stockholder Redemption Date, each holder of Series AA Preferred Stock to be redeemed on such Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Stockholder Redemption Notice, and thereupon the Series AA Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

           (iii) From and after the Stockholder Redemption Date, unless there shall have been a default in payment of the Series AA Redemption Price, all rights of the holders of shares of Series AA Preferred Stock designated for redemption on the Stockholder Redemption Date in the Stockholder Redemption Notice as holders of Series AA Preferred Stock (except the right to receive the Series AA Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series AA Preferred Stock on the Stockholder Redemption Date are insufficient to redeem the total number of shares of Series AA Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that an equal percentage of the number of shares held by each holder of Series AA Preferred Stock is redeemed (provided that this Corporation shall have no obligation to issue or redeem any fractional shares). The shares of Series AA Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series AA Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on the Stockholder Redemption Date but that it has not redeemed.

        4. CONVERSION. The holders of the Series AA Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

           (a) RIGHT TO CONVERT. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Purchase Date of such share and on or prior to the second trading day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series AA Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series AA Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the "Conversion Ratio"). The initial Conversion Price per share for shares of Series AA Preferred Stock shall be $39.77 per share; provided, however, that the Conversion Price for the Series AA Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

        (b) AUTOMATIC CONVERSION. Each share of Series AA Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series AA Preferred Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series AA Preferred Stock.

        (c) MECHANICS OF CONVERSION. Before any holder of Series AA Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series AA Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AA Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AA Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series AA Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series AA Preferred Stock shall not be deemed to have converted such Series AA Preferred Stock until immediately prior to the closing of such sale of securities.

        (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR SPLITS, STOCK DIVIDENDS, COMBINATIONS AND THE LIKE. The Conversion Price of the Series AA Preferred Stock shall be subject to adjustment from time to time as follows:

            (i) In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series AA Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

            (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series AA Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

        (e) OTHER DISTRIBUTIONS. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or other options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this Subsection 4(e), the holders of the Series AA Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series AA Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

        (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series AA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AA Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series AA Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series AA Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (g) NO IMPAIRMENT. This Corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
    Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series AA Preferred Stock against impairment.

        (h) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

            (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series AA Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. This Corporation shall provide the holder of any fractional interest with an amount of cash equal to the fair market value of one share of this Corporation's Common Stock multiplied by such fractional interest. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series AA Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series AA Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series AA Preferred Stock.

        (i) NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series AA Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series AA Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series AA Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation or the Amended and Restated Articles of Incorporation.

        (k) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series AA Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

    5. VOTING RIGHTS. The holder of each share of Series AA Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series AA Preferred Stock could then be converted at the record date for determination of the stockholders entitled to vote thereon, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote and otherwise as required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series AA Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half be in grounded upward).

    SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide. Directors need not be stockholders.

        C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

        E. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the entire board of directors. For purposes of this Certificate of Incorporation, the term "entire board of directors" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

    SEVENTH: The board of directors is expressly empowered to adopt, alter, amend or repeal Bylaws of the Corporation. Any adoption, alteration, amend mentor repeal of the Bylaws of the Corporation by the board of directors shall require the approval of a majority of the entire board of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, alter, amend or repeal any provision of the Bylaws of the Corporation.

    EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

    NINTH: To the fullest extent permitted by Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

    IN WITNESS WHEREOF, the undersigned have executed this Certificate this
day of             , 1999.

                                          --------------------------------------
                                                    Stephen P.A. Fodor
                                                        PRESIDENT

ATTEST:

--------------------------------------
              SECRETARY

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PROXY                          AFFYMETRIX, INC.                           PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                JUNE 9, 1999

The undersigned stockholder of Affymetrix, Inc. (the "Company") hereby appoints Vernon A. Norviel and Stephen P. A. Fodor and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on April 13, 1999, at the Annual Meeting of Stockholders of the Company to be held on June 9, 1999 (the "Annual
Meeting") at 4:00 p.m. at 3380 Central Expressway, Santa Clara, California and any adjournments or postponements thereof.

Check here for
address change   / /

NEW ADDRESS:__________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________



               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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
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/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

1. To elect as directors, to hold office until the next meeting of stockholders and until their successors are elected, the eight (8) nominees listed to the right:

NOMINEES: John D. Diekman, Ph.D.
          Stephen P.A. Fodor, Ph.D.
          Paul Berg, Ph.D.
          Vernon R. Loucks, Jr.
          Barry C. Ross, Ph.D.
          David B. Singer
          Lubert Stryer, M.D.
          John A. Young

           VOTE FOR ALL THE NOMINEES           VOTE WITHHELD
             (EXCEPT AS DIRECTED                 FROM ALL
               TO THE CONTRARY)                  NOMINEES
                    / /                            / /

INSTRUCTIONS:  To withhold vote for any individual nominee, write the nominee's name in the space provided below:



2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

            FOR        AGAINST         ABSTAIN
            / /          / /             / /


3. To approve an amendment to the Company's Certificate of Incorporation changing the number of authorized shares of Common Stock and Preferred Stock of the Company.

            FOR        AGAINST         ABSTAIN
            / /          / /             / /


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

SIGNATURE(S)_________________________________________ DATE____________________

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